UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2026
PELTHOS THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41964	86-3335449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4020 Stirrup Creek Drive, Suite 110
Durham, NC	27703
(Address of registrant’s principal executive office)	(Zip code)
Registrant’s telephone number, including area code: (919) 908-2400
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PTHS	The NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On August 12, 2026, the audit committee of our board of directors (the “Audit Committee”), in consultation with management, concluded that because of a misapplication of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements, related to certain Level 3 fair value measurements of the Company’s convertible debt, the Company’s previously issued condensed consolidated financial statements in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (the “Affected Period”) should no longer be relied upon. As such, the Company will restate the condensed consolidated financial statements for the Affected Period. Accordingly, investors, stockholders and other users of the Company’s financial statements should no longer rely upon the Company’s previously issued financial statements for the Affected Period.
In connection with the periodic fair value measurement of the Company's convertible debt for the quarterly period ended June 30, 2026, the Company re-evaluated the valuation methodologies, assumptions and inputs used in determining the fair value of certain Level 3 fair value measurements of the Company’s convertible debt, and determined that the methodology applied in connection with the preparation of the Company’s condensed consolidated financial statements for the quarter ended March 31, 2026 was not consistent with the requirements of ASC 820. Specifically, the valuation inputs related to provisions in a subordination agreement related to the convertible debt entered into in January 2026, including extended payoff terms and a conversion rate reset feature, were not properly reflected in the valuation. As a result, the Company concluded that a restatement of its condensed consolidated financial statements for the Affected Period is necessary.
The change in the accounting treatment for the convertible debt and the resulting restatement of the Company’s condensed consolidated financial statements will include restatement of the condensed consolidated balance sheet for the Affected Period including (i) a $15.8 million increase in the fair value of convertible debt, included in total liabilities, (ii) a $1.0 million reduction in accumulated other comprehensive income, included in stockholders equity, and (iii) a $14.8 million increase in accumulated deficit, included in stockholders equity. The change in the accounting treatment for the convertible debt and the resulting restatement of the Company’s condensed consolidated financial statements will include restatement of the condensed consolidated statement of operations and comprehensive loss for the Affected Period including (i) a $14.8 million increase in non-cash expense related to the change in fair value of convertible debt, included in other (expense) income, and (ii) a $1.0 million decrease in the change in fair value of convertible debt due to instrument credit risk included in other comprehensive loss. These changes to the condensed consolidated statement of operations will also impact net loss before provision for income taxes, net loss, and net loss per common share - basic and diluted.
The restatement of the consolidated financial statements for the Affected Period will have no impact on the Company’s liquidity or cash position. There will be no impact on revenues, operating expenses or operating loss for the Affected Period as the change in fair value of the convertible debt was presented within other income (expense) and not as a component of operating loss in the Company’s condensed consolidated statements of operations.
The Company intends to restate its condensed consolidated financial statements for the interim period ended March 31, 2026 through the filing of Amendment No. 1 to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (the “Form 10-Q/A”).
The Audit Committee has discussed the matters disclosed in this Item 4.02 of this Current Report on Form 8-K with CBIZ CPAs P.C., the Company's predecessor independent registered accounting firm, as well as with Grant Thornton LLP, the Company's current independent registered public accounting firm appointed on May 16, 2026, subsequent to the filing of the Form 10-Q for the Affected Period.
Controls and Procedures
In connection with this restatement, the Company has concluded that the misapplication of ASC 820 resulted from a material weakness in its internal control over financial reporting that existed as of March 31, 2026, and which continues to exist. As of March 31, 2026, the Company's disclosure controls and procedures were not effective. The material weakness relates to controls over the valuation and review of Level 3 fair value measurements associated with the Company's convertible debt. Specifically, our controls did not operate effectively to identify and evaluate the valuation impact of certain provisions in the Convertible Notes Subordination Agreement entered into in January 2026, including the effect of the subordination on the extended payoff terms and the conversion rate reset feature.

The Company intends to report this material weakness in the Form 10-Q/A and in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and will describe therein the steps the Company has taken and is taking to remediate the material weakness.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2026	Pelthos Therapeutics Inc.

	By:	/s/ John M. Gay
		Name:	John M. Gay
		Title:	Chief Financial Officer